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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
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1. Name and Address of Reporting Person*

     Dieckbernd,           Dale                   A.
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     (Last)               (First)             (Middle)

     1255 Oak Street, P.O. Box 1008
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            (Street)

     Elkhart,     Indiana      46515
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     (City)       (State)     (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

     December 11, 2002
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3. IRS Identification Number of Reporting Person, if any entity (voluntary)


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4. Issuer Name and Ticker or Trading Symbol

     Amcast Industrial Corporation (AIZ)
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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

     [ ] Director                       [ ] 10% Owner

     [X] Officer (give title below)     [ ] Other (specify below)

         V.P., Manufacturing, Flow Control
         -------------------------------------
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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

     [X] Form filed by One Reporting Person

     [ ] Form filed by More than One Reporting Person
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

==================================================================================================================================
                                Table I - Non-Derivative Securities Beneficially Owned
==================================================================================================================================

                                                              3. Ownership
                           2. Amount of Securities               Form: Direct
1. Title of Security          Benefically Owned                  (D) or Indirect     4. Nature of Indirect Beneficial Ownership
   (Instr.4)                  (Instr.4)                          (I) (Instr.5)          (Instr.5)
Common Stock                    854.366                                 D(1)
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(1) Shares acquired pursuant to Amcast Industrial Corporation 401(k) Salary Deferral Plan.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



==================================================================================================================================
    Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
==================================================================================================================================

                                                                                             5.Owner-
                                                     3.Title and Amount of                     ship
                                  2.Date Exer-         Securities Underlying                   Form of
                                    cisable and        Derivative Security                     Deriv-
                                    Expiration         (Instr.4)                  4.Conver     ative
                                    Date               ----------------------       sion or    Security:
                                    (Month/Day/Year)                    Amount      Exercise   Direct
                                    -----------------                   or          Price of   (D) or
                                    Date      Expira-                   Number      Deri-      Indirect     6.Nature of Indirect
1.Title of Derivative Security      Exer-     tion                      of          vative     (I)            Beneficial Ownership
   (Instr. 4)                       cisable   Date         Title        Shares      Security   (Instr.5)      (Instr.5)
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Employee Stock Option(Right to Buy)  8/22/98   8/21/07    Common Shares  2,000      $24.7188    D
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Employee Stock Option(Right to Buy)  8/26/99   8/25/08    Common Shares  1,500      $17.1250    D
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Employee Stock Option(Right to Buy)  8/25/00   8/24/09    Common Shares  1,500      $17.4375    D
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Employee Stock Option(Right to Buy)  8/31/01   8/30/10    Common Shares  1,500      $11.8125    D
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Employee Stock Option(Right to Buy)  8/22/02   8/21/06    Common Shares  5,000      $ 8.4900    D
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Employee Stock Option(Right to Buy)  8/20/03   8/19/07    Common Shares  5,000      $ 3.5250    D
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 Explanation of Responses:






/s/ Dale A. Dieckbernd                            12/12/02
--------------------------------             ----------------------
**Signature of Reporting Person              Date

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.